UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

DOMINOVAS ENERGY CORPORATION
(Name of Registrant As Specified In Charter)

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF DOMINOVAS ENERGY CORPORATION
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

Dominovas Energy Corporation
1170 Peachtree Street
12th Floor
Atlanta, Georgia 30309
(800) 679-1249

INFORMATION STATEMENT
(Preliminary)

September ____, 2015

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

To the Holders of Common Stock of Dominovas Energy Corporation:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Shareholders”) of common stock, par value $0.001 (the “Common Stock”), of Dominovas Energy Corporation, a Nevada corporation (the “Company ”), to notify the Shareholders that on August 14, 2015, the Company received a written consent in lieu of a meeting (the “Written Consent”) from certain holders of Common Stock who hold 87,639,097 shares of Common Stock(the “Majority Shareholders”), which is approximately 51.2% of all issued and outstanding Common Stock of the Company.  The Majority Shareholders approved the following actions:

•	Increase the number of authorized shares of Common Stock to seven hundred million (700,000,000) (the “Authorized Increase”); and

•	Create a class of “blank check” preferred stock and authorize ten million (10,000,000) shares of preferred stock (the “Preferred Stock Amendment”).

On August 14, 2015, the Board of Directors of the Company (“Board of Directors”) approved the Authorized Increase and the Preferred Stock Amendment (collectively the “Actions”) recommended to the majority Shareholders that they approve the Actions. On August 14, 2015, the Majority Shareholders approved the Actions by written consent in lieu of a meeting in accordance with the Nevada Revised Statutes (“NRS”). Accordingly, your consent is not required and is not being solicited in connection with the approval of these Actions.

We will mail this Information Statement to the Shareholders on or about September ____, 2015.  The entire cost of furnishing this Information Statement will be borne by the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

INTRODUCTION

Section 78.320 of the NRS provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted can approve an action in lieu of conducting a special Shareholders' meeting convened for the specific purpose of such action. The NRS, however, requires that in the event an action is approved by written consent, a company must provide prompt notice of the taking of any corporate action without a meeting to the Shareholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company.

In accordance with the foregoing, we will mail this Information Statement to the Shareholders on or about September ____, 2015. This Information Statement contains a brief summary of the material aspects of the Actions approved by the Board of Dominovas Energy Corporation (the “Company,” “we,” “our,” or “us”) and the Majority Shareholders who hold a majority of the voting capital stock of the Company.

Common Stock

As of August 14, 2015, there were issued and outstanding 171,095,491 shares of Common Stock. Pursuant to Section 78.320 of the NRS, at least a majority of the voting equity of the Company, or at least 85,547,746 votes, is required to approve the Actions by written consent. The Majority Shareholders, who hold 87,639,097 shares of Common Stock (approximately 51.2% of the total class of Common Stock), has voted in favor of the Actions, thereby satisfying the requirement under Section 78.320 of the NRS that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Majority Shareholders, the number of shares of Common Stock, the total number of shares that the Majority Shareholders voted in favor of the Actions, and the percentage of the issued and outstanding voting equity of the Company voted in favor thereof.

Name of Majority Shareholder	Number of Shares of Common Stock held	Number of Shares of Common Stock that Voted in Favor of the Actions	Percentage of the Voting Equity that Voted in Favor of the Actions

Neal Allen	33,680,833	33,680,833	19.7%
Michael R. Watkins	22,264,333	22,264,333	13.0%
Spero Plavoukos	19,264,332	19,264,332	11.3%
Stuart Gray	4,000,000	4,000,000	2.3%
Katherine R. Gray	2,577,933	2,577,933	1.5%
Kurt F. Benzel	2,080,000	2,080,000	1.2%
Dallas Gray	2,000,000	2,000,000	1.2%
Harold Schneider	1,771,666	1,771,666	1.0%
Total	87,639,097	87,639,097	51.2%

ACTION TO BE TAKEN

The Actions will become effective on the date that we file Certificates of Amendment to the Company’s Articles of Incorporation, as amended, (the “Amendment(s)”), with the State of Nevada. We intend to file the Amendments with the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Shareholders.

INCREASE AUTHORIZED SHARES OF COMMON STOCK

The number of authorized shares of Common Stock will be increased to seven hundred million (700,000,000) The Board of Directors believes the Authorized Increase is necessary and advisable in order to maintain our financing and capital raising ability.

The purpose of the Authorized Increase is to increase the number of shares of our Common Stock available for issuance to investors who agree to provide the Company with the funding it requires to continue its operations, and/or to persons in connection with potential acquisition transactions, warrant or option exercises and other transactions under which our Board of Directors may determine is in the best interest of the Company and our Shareholders to issue shares of Common Stock.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing Shareholders, but may have a dilutive effect our existing Shareholders if additional shares are issued.

We are not increasing our authorized Common Stock to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional common shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent Shareholders, we have no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

CREATE BLANK CHECK CLASS OF PREFERRED STOCK

The Authorized Increase is being sought to enhance corporate flexibility and to advance to the Company’s business plan. Similarly, we believe that for us to successfully execute our business strategy we may need to raise investment capital and it may be preferable or necessary to issue preferred stock to investors and or to retain key personnel. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation or other rights in preference over a company's common stock. Accordingly, in order to grant us the flexibility to issue our equity securities in the manner best suited for our Company, or as may be required by the capital markets, the Preferred Stock Amendment will create 10,000,000 authorized shares of “blank check” preferred stock for us to issue.

The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by our Shareholders and the terms, rights and features of which are determined by our Board of Directors upon issuance. The authorization of such “blank check” preferred stock permits our Board of Directors to authorize and issue preferred stock from time to time in one or more series without seeking further action or vote of our Shareholders.

PRINCIPAL EFFECTS OF THE CREATION OF SHARES OF “BLANK CHECK” PREFERRED STOCK

Subject to the provisions of the Preferred Stock Amendment and the limitations prescribed by law, our Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by our Shareholders. Our Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment as to what is in the best interests of the Company and our Shareholders. The Preferred Stock Amendment will give our Board of Directors flexibility, without further Shareholder action, to issue preferred stock on such terms and conditions as our Board of Directors deems to be in our best interests and the best interests of our Shareholders.

The authorization of the “blank check” preferred stock will provide us with increased financial flexibility in meeting future capital requirements. It will allow preferred stock to be available for issuance from time to time and with such features as determined by our Board of Directors for any proper corporate purpose. It is anticipated that such purposes may include, without limitation, exchanging preferred stock for Common Stock, the issuance for cash as a means of obtaining capital for our use, or issuance as part or all of the consideration required to be paid by us for acquisitions of other businesses or assets.

The issuance by us of preferred stock could dilute both the equity interests and the earnings per share of existing holders of our Common Stock. Such dilution may be substantial, depending upon the amount of shares issued. The newly authorized shares of preferred stock could also have voting rights superior to our Common Stock, and therefore would have a dilutive effect on the voting power of our existing Shareholders.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of our Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of our Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The ability of our Board of Directors to issue such shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of our Company by tender offer or other means. Such issuances could therefore deprive our Shareholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such shares of preferred stock to persons friendly to our Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to Shareholders generally.

The Company has (i) no present plans or commitments for the issuance or use of the preferred stock in connection with any financing, and (ii) no present plans, proposals or arrangements, written or otherwise, at this time to issue any of the preferred stock in connection with a merger, share exchange or acquisition.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as of August 14, 2015, of (i) each person known to us to beneficially own more than 5% of our stock, (ii) our directors, (iii) each named executive officer, and (iv) all directors and named executive officers as a group. As of August 14, 2015, there were a total of 171,095,491 shares of Common Stock issued and outstanding.

The column titled “Percentage Owned” shows the percentage of voting stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of August 14, 2015, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity, and the address of each of the Shareholders listed below is: c/o Dominovas Energy Corporation, 1170 Peachtree Street, 12th Floor, Atlanta, Georgia 30309.

	Common Stock
Name of Beneficial Owner	Number of Shares Owned (1)	Percentage Owned (1)

Neal Allen (2)	33,680,833	19.7%
Michael R. Watkins (3)	22,264,333	13.0%
Spero Plavoukos (4)	19,264,332	11.3%
Emilio DeJesus (5)	0	0%
All officers and directors as a group (4 persons)	75,209,498	43.0%

_______________
(1) Applicable percentage of ownership is based on 171,095,491 shares of our Common Stock outstanding (as defined below) as of August 14, 2015. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of our Common Stock issuable upon the exercise of stock options exercisable currently or within 60 days of August 14, 2015, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2) Director, CEO, CFO
(3) COO
(4) Director
(5) Director

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “SEC”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K/A for the fiscal year ended August 31, 2013;
(2)	Annual Report on Form 10-K/A for the fiscal year ended August 31, 2014;
(3)	Quarterly Report on Form 10-Q/A for the quarter ended May 31, 2015;

You may request a copy of these filings, at no cost, by writing Dominovas Energy Corporation, 1170 Peachtree Street, 12th Floor, Atlanta, Georgia 30309, or telephoning the Company at (800) 679-1249. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to Shareholders who share a single address unless we received contrary instructions from any Shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a Shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 1170 Peachtree Street, 12th Floor, Atlanta, Georgia 30309, or telephoning the Company at (800) 679-1249.

If multiple Shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each Shareholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current Shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to Shareholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Neal Allen
Chief Executive Officer, Director